Exhibit 10.13
Director Compensation Summary
(EFFECTIVE AS OF MAY 18, 2017)
Employee directors receive no additional compensation other than their normal salary for serving on the Board or its committees. The Chairman of the Board receives $130,000 annually. Each non-employee director (other than the Chairman of the Board) receives $55,000 annually. In addition, the Chairmen of the Audit and Compensation Committees each receive a $30,000 annual retainer. The Chairman of the Nominating and Corporate Governance Committee receives an additional $20,000 annual retainer. Each Audit Committee member (other than the Chairman of the Committee) receives an additional $15,000 annual retainer. Each member of the Compensation and Nominating and Corporate Governance Committees (other than the Chairmen of those Committees) receives an additional $10,000 annual retainer. Outside directors (including the Chairman of the Board) also receive an initial grant, upon first election or appointment (depending on the date of the appointment), and an annual grant of shares of restricted stock equal to $150,000, except the Chairman of the Board who receives an annual grant of shares of restricted stock equal to $170,000, which valuation is based on the price of Newpark stock on the date of the grant (appointment, election or re-election).